Exhibit 99.1
FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Executive Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS ANNUAL NET INCOME OF $5.7 MILLION

FORT WAYNE, INDIANA – JANUARY 24, 2013 –Tower Financial Corporation (NASDAQ: TOFC) reported net income of $1.7 million or $0.36 per diluted share for the fourth quarter of 2012, compared with net income of $3.4 million, or $0.71 per diluted share, reported for the fourth quarter of 2011.  Year to date earnings for 2012 were $5.7 million, or $1.18 per diluted share, compared to $6.6 million, or $1.36 per diluted share for 2011.

Our fourth quarter and annual highlights include:

•
Our 2012 pre-tax earnings are the highest in our history. On a pre-tax basis our 2012 income was $1.9 million for the quarter and $7.4 million for the full year, compared to $966,000 for the fourth quarter of 2011 and $5.1 million for the full year.  During the fourth quarter of 2011, our net income was positively impacted by the reversal of our previously established net deferred tax asset (“DTA”) valuation allowance resulting in an income tax benefit of $2.5 million.

•
Our 2012 “Core” earnings of $10.6 million represent the highest in our history. Our annual “core” earnings have exceeded $10 million for the second consecutive year. We define core earnings as income before taxes, loan loss provision, and unusual items not related to day to day operations (primarily securities sales and other real estate owned (“OREO”) expenses)

•	Total assets grew by $34.5 million during the fourth quarter and were $684.0 million as of December 31, 2012. The growth came in our investment portfolio, which grew by $39.3 million.

•	Trust assets under management grew by approximately $78 million, or 13 percent, during 2012 and gross revenue for Tower Trust Company exceeded $4.0 million for the first time in our history.

•
We reinstated our dividends in 2012, which included a total of $2.7 million in dividends paid to our shareholders during the fourth quarter.  The dividends came in the form of a quarterly dividend of $0.055 per share and a special dividend of $0.50 per share.

•	The Board of Directors approved a stock repurchase program for up to 250,000 shares of our common stock. As of December 31 2012, we had repurchased 141,850 shares.

Mike Cahill, President and Chief Executive Officer of Tower Financial Corporation stated, “Last year, I noted that even in light of a record year of net income in 2011, Tower’s work was not complete, and we would continue to work to improve.  The 2012 results demonstrate the continued hard work by my team members. Excluding the DTA valuation in 2011, 2012 was a record year for Tower, exceeding last year’s pre-tax net income by over $2 million dollars. This increase in income allowed us to reinstate the quarterly dividend, pay a special dividend, and institute a share repurchase program in order to reward our loyal shareholders.

“I will reiterate what I said last year, we believe there is still more opportunity in the coming year for Tower. We are committed to retaining and expanding relationships with our existing clients, and we believe there are many opportunities with new clients to experience the ‘Tower’ difference.”

“We remain committed to the tasks of improving our credit metrics and operational efficiencies to deliver the best experience to our clients, community, and shareholders.”

Capital
During the fourth quarter of 2012, the Company issued dividends to its shareholders in the amount of $2.7 million.  Additionally, the Company repurchased 141,850 shares of its common stock at a cost of $1.7 million.  These reductions of capital along with an increase in total assets of $34.5 million caused a decrease in our regulatory capital ratios.   However, our regulatory capital ratios continue to remain significantly above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for total risk-based capital.  Tier 1 capital at December 31, 2012 was 14.7 percent compared to 15.2 percent at September 30, 2012 and 13.9 percent at December 31, 2011.  Total risk-based capital at December 31, 2012 was 15.9 percent compared to 16.5 percent at September 30, 2012 and 15.2 percent at December 31, 2011.  Our leverage capital was 11.2 percent at December 31, 2012, more than double the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table provides the current capital position as of December 31, 2012 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements	Regulatory	Tower
($000's omitted)	Minimum (Well-Capitalized)	12/31/12	Excess
Tier 1 Capital / Risk Assets	$31,000	$75,670	$44,670

Total Risk Based Capital / Risk Assets	$51,666	$82,151	$30,485

Tier 1 Capital / Average Assets (Leverage)	$33,847	$75,670	$41,823

Minimum Percentage Requirements	Regulatory	Tower
	Minimum (Well-Capitalized)	12/31/12
Tier 1 Capital / Risk Assets	6% or more	14.65%

Total Risk Based Capital / Risk Assets	10% or more	15.90%

Tier 1 Capital / Quarterly Average Assets	5% or more	11.18%

Asset Quality
Our nonperforming assets were $18.8 million, or 2.7 percent of total assets as of December 31, 2012. This compares with $17.2 million at September 30, 2012 and $16.0 million at December 31, 2011.  Our net charge-offs were $451,000 for the fourth quarter of 2012, or 0.4 percent of average outstanding loans for the quarter.  This compares to net charge-offs of $1.1 million, or 1.0 percent of average loans for the third quarter of 2012 and $1.6 million, or 1.4 percent of average loans for the fourth quarter of 2011.  Net charge-offs for 2012 were $3.6 million, or 0.8 percent of average loans, compared to $7.3 million, or 1.5 percent of average loans during 2011.  Our loan loss provision for the fourth quarter of 2012 was $200,000 compared to $618,000 for the third quarter of 2012 and $975,000 for the fourth quarter of 2011.  Loan loss provision for 2012 was $2.5 million compared to $4.2 million for 2011.

The current and historical breakdown of our non-performing assets is as follows:

($000's omitted)	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Non-Accrual loans
Commercial	$8,897	$7,112	$6,988	$7,213	$5,020
Acquisition & Development	2,789	2,175	3,176	3,268	2,134
Commercial Real Estate	753	764	948	1,515	977
Residential Real Estate	2,462	2,032	2,163	1,630	551
Home Equity	67	-	-	748	-
Total Non-accrual loans	14,968	12,083	13,275	14,374	8,682
Trouble-debt restructered (TDR) *	1,645	1,557	360	-	1,805
OREO & Other impaired assets	2,038	2,375	2,562	2,878	3,129
Deliquencies greater than 90 days	110	913	472	902	2,007
Impaired Securities	-	317	307	314	331

Total Non-Performing Assets	$18,761	$17,245	$16,976	$18,468	$15,954

Allowance for Loan Losses (ALLL)	$8,289	$8,539	$9,032	$9,108	$9,408

ALLL / Non-accrual loans	55.4%	70.7%	68.0%	63.4%	108.4%

* Non-performing TDR's

The $1.5 million increase in our nonperforming assets relates primarily to one loan relationship totaling approximately $2.9 million that was taken to non-accrual status during the quarter.  Previously this relationship was rated as substandard.  This addition was offset by numerous reductions in balances and resolutions during the fourth quarter 2012, as shown in more detail on the tables below:

	Balance		Resolutions/		Balance
	9/30/12	Additions	Paydowns	Other	12/31/12
Non-accrual Loans
Commercial	$7,112	$3,207	$(1,200)	$(222)	$8,897
Acquisition & Development	2,175	642	(28)	-	2,789
Commercial Real Estate	764	-	(11)	-	753
Residential Real Estate	2,032	615	(38)	(163)	2,446
Home Equity	-	83	-	-	83
Total Non-accrual loans	12,083	4,547	(1,277)	(385)	14,968
Troubled Debt Restructered	1,557	446	(358)	-	1,645
OREO & Other impair assets	2,375	20	(178)	(179)	2,038
Delinquencies Greater than 90 days	913	52	(786)	(69)	110
Impaired Securities	317	-	(317)	-	-

Total Non-Performing Assets	$17,245	$5,065	$(2,916)	$(633)	$18,761

The following table represents the change in total relationships within the non-performing asset categories during the fourth quarter of 2012:

	9/30/12	Additions	Subtractions	12/31/12
Non-accrual Loans
Commercial	12	2	(2)	12
Acquisition & Development	4	1	-	5
Commercial Real Estate	3	-	-	3
Residential Real Estate	6	3	(1)	8
Home Equity	-	2	-	2
Total Non-accrual loans	25	8	(3)	30
Troubled Debt Restructered	2	1	(1)	2
OREO & Other impair assets	13	1	(4)	10
Delinquencies Greater than 90 days	30	1	(28)	3
Impaired Securities	1	-	(1)	-

Total Non-Performing Assets	71	11	(37)	45

Our classified assets, defined as substandard, non-accrual loans, impaired investments, and OREO, decreased by $1.3 million during the fourth quarter and totaled $35.9 million at December 31, 2012.  Our classified assets were 44.8 percent of tier 1 capital plus ALLL (classified assets ratio) as of December 31, 2012.  Our classified assets ratio at September 30, 2012 was 44.0 percent and was 35.0 percent at December 31, 2011.  Classified assets increased by $7.8 million during 2012.  The increase relates primarily to previously identified loans that were downgraded from special mention to substandard during the third quarter of 2012, including one relationship totaling $5.5 million.  Our total “watch list” loans was $39.4 million at December 31, 2012, a decrease of $2.1 million from the third quarter and a $14.5 million decrease from December 31, 2011.  Watch list loans now comprise 8.7 percent of the total loan portfolio.  The watch list comprises all non “pass” rated credits.  The following table presents the watch list by risk category:

	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Watch	$1,232	$1,001	$3,951	$7,123	$9,086
Special mention	5,493	6,706	14,889	20,365	20,852
Total non-classified loans	6,725	7,707	18,840	27,488	29,938

Substandard	18,293	21,651	13,505	7,433	15,456
Doubtful/Loss*	14,393	12,177	13,191	14,361	8,489
Total classified loans	32,686	33,828	26,696	21,794	23,945

Total watch list loans	$39,411	$41,535	$45,536	$49,282	$53,883

Watchlist loan/total loans	8.75%	9.07%	9.82%	10.78%	11.65%

Total classified assets	$35,894	$37,145	$30,368	$28,759	$28,108
*All loans in this risk rating are non-accrual.

The allowance for loan losses was $8.3 million at December 31, 2012, a decrease of $250,000 from the $8.5 million reported at September 30, 2012.  The quarterly decrease was the net result of loan loss provision of $200,000, offset by $450,000 of net charge-offs.  The year to date loan loss provision was $2.5 million, offset by $3.6 million in net charge-offs. The allowance for loan losses was 1.84 percent of total loans at December 31, 2012, a decrease from 1.87 percent at September 30, 2012 and from 2.03 percent at December 31, 2011.

Balance Sheet
Company assets were $684.0 million at December 31, 2012, a decrease of $16.7 million, or 2.4 percent from December 31, 2011.  The significant decrease stems from two large December short-term deposits that increased our assets by approximately $48 million as of the end 2011.  As described in our fourth quarter 2011 earnings release and annual report on form 10-K, these deposits were short-term in nature and, as expected, left the Bank by the end of January 2012.  Taking these short-term deposit reductions into account, our adjusted assets increased by approximately $31.3 million during 2012.

Our total loans at December 31, 2012 were $450.5 million, compared to $462.6 million at December 31, 2011.  The decrease of $12.1 million, or 2.6 percent, was comprised of decreases in our commercial loan, commercial real estate loan, home equity loan and consumer loan categories, which decreased by $4.4 million, $4.8 million, $1.5 million, and $2.4 million respectively.  These decreases were offset by an increase of $1.3 million in residential mortgage loans.

Our securities available for sale at December 31, 2012 were $174.4 million, an increase of $45.8 million from December 31, 2011.  Securities available for sale now comprise 25.5 percent of total assets. We have been strategically increasing the size of our investment portfolio to help combat margin compression and focus on preserving our net interest income as prudently as possible.  The increase in the portfolio will help preserve net interest income, but will most likely result in the further compression of our net interest margin and an increase in our overall assets.  The investment purchases were primarily funded with overnight borrowings in anticipation of our January 2013 Health Savings Account funding.

Our total deposits at December 31, 2012 were $561.0 million compared to $602.0 million at December 31, 2011.  As described above, we received two large, short-term, deposits of approximately $48 million in December 2011 that increased our deposit totals.  Therefore, our adjusted deposits at December 31, 2011 were approximately $554.0 million.  Excluding these short-term deposits, our deposit portfolio increased by approximately $7.0 million during 2012.  Interest-bearing checking accounts increased by $55.1 million, the result of increases of $14.2 million in our Health Savings Accounts and the movement of approximately $28 million of noninterest-bearing account balances to our new interest-bearing checking account for commercial customers.  As a result of this movement between accounts and the departure of the short-term deposits discussed above, non-interest bearing accounts decreased $61.6 million from December 31, 2011.  Other categories reporting declines in balances during the year include in-market CD’s of $20.9 million, brokered certificates of deposit of $12.4 million, and money market accounts of $7.7 million.

Our borrowings were $54.9 million at December 31, 2012 and were comprised of $17.5 million in trust preferred debt and $37.4 million in borrowings from the Federal Home Loan Bank of Indianapolis (“FHLBI”).

Shareholders' equity was $63.7 million at December 31, 2012, an increase of 2.7 percent from the $62.1 million reported at December 31, 2011.  Affecting the year to date increase in stockholders’ equity was net income of $5.7 million, $292,000 of additional paid in capital from the accounting treatment for restricted stock vesting and issuance of shares related to the long-term incentive plan, treasury stock purchases of $1.7 million, shareholders dividends of $2.9 million, and an increase of $282,000 in unrealized gains, net of tax, on securities available for sale.  Currently, we have 4,735,144 common shares outstanding.  Tangible book value at December 31, 2012 was $13.46 per common share.

Income Statement
Our total revenue, consisting of net interest income and noninterest income, was $7.6 million for the fourth quarter of 2012, a decrease of $175,000 from the third quarter 2012.  Total revenue for 2012 was $30.7 million, down by $188,000, or 0.6 percent, from the record results posted for 2011.  Net interest income for the fourth quarter of 2012 was $5.5 million, a decrease of $143,000 from the third quarter of 2012, while 2012 annual net interest income was $22.2 million, a decrease of approximately $550,000, or 2.4 percent, from 2011.  The quarter over quarter decrease in our net interest income was primarily the result of a 22 basis point decline in our net interest margin.  This reduction in our margin came from yield compression on earning assets.  Our yield on loans dropped to 4.63 percent during the fourth quarter from the 4.74 percent reported for the third quarter, while the yield on our investment portfolio dropped to 2.99 percent from 3.61 percent quarter over quarter.  This was offset slightly by our continued reduction in our cost of funds, which decreased to 0.64 percent for the fourth quarter 2012 from the 0.73 percent reported for the third quarter.  The reduction in net interest margin was offset by an increase of $25.3 million in average earning assets for the quarter. Total earning assets were $636.9 million at December 31, 2012, compared to $607.5 million at September 30, 2012 and $606.9 million at December 31, 2011.  Due to the extended low interest rate environment and the margin compression that is impacting the entire industry, we have shifted our focus to net interest income versus the net interest margin.  We expect this trend to continue as we move into 2013.

Non-interest income was $2.2 million for the fourth quarter of 2012, which represented 28.4 percent of total revenue.  This is a slight decrease of $32,000 from the third quarter of 2012 and an increase of $111,000 from the fourth quarter of 2011.  The quarter over quarter decrease relates primarily to a $37,000 decrease in trust and brokerage fees related primarily to brokerage volume.  Mortgage loan fees were negatively impacted by a reduction of $106,000 in the fair value of rate locks on mortgage loans with the intention of selling in the secondary market. These decreases were offset by an increase of $64,000 in gains on securities sales and an increase in mortgage loan fees on closed loans of $24,000.  All other fee categories remained relatively flat quarter over quarter.

Non-interest income for 2012 was $8.5 million, an increase of 4.5 percent from the $8.2 million we reported for 2011.  The $363,000 increase was primarily the net result of increases in trust & brokerage fees of $274,000, mortgage brokerage fees of $452,000, and interchange income of $113,000, offset by a reduction in gains on securities sales of $628,000.  In 2012, the mortgage department topped the $100 million mark in loans closed for the first time in our history.

Non-interest expenses were $5.6 million for the fourth quarter 2012, compared to $5.0 million for the third quarter 2012 and $5.8 million for the fourth quarter 2011.  The increase from the third quarter of $556,000 relates primarily to business development expenses, processing expenses and legal & professional expenses which increased by $101,000, $151,000 and $136,000 respectively.  More than 50 percent, $55,000, of the increase in business development expenses relates to year-end contributions, while another $6,000 relates to annual membership dues normally paid in the fourth quarter.  The remainder relates to increase business development efforts by our calling officers.  Of the $151,000 increase in data processing from the prior quarter, approximately $65,000 relates to projects specific to 2012 for increasing efficiency and enhancing revenue in the future.  Of the remaining increase, approximately $32,000 was related to the timing of the bulk purchase of debit cards plastics that are typically purchased once or twice a year for deployment to new and existing customers as needed.  Legal & professional expenses increased from the prior quarter as a result of additional costs of approximately $55,000 associated with increased loan closings, costs of approximately $76,000 associated with miscellaneous consulting and advisory services.

Non-interest expenses for 2012 were of $20.9 million, a decrease of 3.5 percent from the $21.6 million reported for 2011.  The decrease from 2011 relates primarily to a reduction in FDIC insurance premiums of $703,000, which is a result of the termination of our formal agreement with the banking regulators.  We also saw a reduction of $416,000 in OREO related expenses and $115,000 in legal expenses, related primarily to asset quality.  These savings were offset by an increase of $157,000 in employment related costs, primarily for commissions on brokerage and mortgage fees, along with increases in occupancy costs associated with our increase real estate taxes on our branch network, processing costs associated with our expanding business in H.S.A. accounts, and marketing/business development expenses.

Income tax expense decreased $479,000 from the third quarter and increased from the fourth quarter of 2011 by $2.6 million.  The decrease in the fourth quarter of 2012 from the prior quarter was the result of reversing the federal and state valuation allowances on the impairment previously recorded on one other-than-temporarily-impaired security.  This security was sold during the fourth quarter of 2012 resulting in the reversal of the valuation allowance of approximately $375,000.  In the fourth quarter of 2011, we reversed the valuation allowance on our state deferred tax asset due to the liquidation our real estate investment trust that had previously created a state net operating loss.  The reversal of the state valuation allowance in 2011 created a tax benefit of $2.5 million in the fourth quarter of 2011 compared to the tax expense of $138,000 recorded in the fourth quarter of 2012.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company (Tower Bank), a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank also markets under the HSA Authority brand, which provides Health Savings Accounts to clients in 50 states.  Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that, by their nature, are predictive and are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about our company.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance, speak only as of this date, and involve risks and uncertainties related to our banking business or to general business and economic conditions that may affect our business, which may cause actual results to turn out differently. More detailed information about such risks and uncertainties may be found in our most recent Annual Report on Form 10-K, or, if applicable, in subsequently filed Forms 10-Q quarterly reports, under the captions “Forward-Looking Statements” and “Risk Factors,” which we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net.

Tower Financial Corporation
Consolidated Balance Sheets
At December 31, 2012 and December 31, 2011

	(unaudited)
	December 31 2012	December 31 2011
ASSETS
Cash and due from banks	$11,958,507	$60,753,268
Short-term investments and interest-earning deposits	159,866	3,260,509
Federal funds sold	2,727,928	3,258,245
Total cash and cash equivalents	14,846,301	67,272,022

Interest bearing deposits	457,000	450,000
Debt Securities available for sale, at fair value	173,480,599	128,619,951
Equity Securities available for sale, at fair value	902,900	-
FHLBI and FRB stock	3,807,700	3,807,700
Loans Held for Sale	4,933,299	4,930,368

Loans	450,465,610	462,561,174
Allowance for loan losses	(8,288,644)	(9,408,013)
Net loans	442,176,966	453,153,161

Premises and equipment, net	8,904,214	9,062,817
Accrued interest receivable	2,564,503	2,675,870
Bank Owned Life Insurance	17,672,783	17,084,858
Other Real Estate Owned	1,908,010	3,129,231
Prepaid FDIC Insurance	925,337	1,551,133
Other assets	11,393,469	8,944,145

Total assets	$683,973,081	$700,681,256

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$108,147,229	$169,757,998
Interest-bearing	452,860,109	432,278,838
Total deposits	561,007,338	602,036,836

Fed Funds Purchased	-	-
Short-term borrowings	9,093,652	-
Federal Home Loan Bank advances	28,300,000	12,000,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	107,943	2,148,424
Other liabilities	4,191,237	4,871,924
Total liabilities	620,227,170	638,584,184

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; 4,941,994 and 4,918,136 shares issued at December 31, 2012 and December 31, 2011, respectively; and 4,735,144 and 4,853,136 shares outstanding at December 31, 2012 and December 31, 2011, respectivley	44,834,605	44,542,795
Treasury stock, at cost, 206,850 and 65,000 shares at December 31, 2012 and December 31, 2011, respectively	(2,619,486)	(884,376)
Retained earnings	17,880,539	15,070,115
Accumulated other comprehensive income (loss), net of tax of $1,880,434 at December 31, 2012 and $1,735,307 at December 31, 2011	3,650,253	3,368,538
Total stockholders' equity	63,745,911	62,097,072

Total liabilities and stockholders' equity	$683,973,081	$700,681,256

Tower Financial Corporation
Consolidated Statements of Operations
For the three and twelve months ended December 31, 2012 and 2011
(unaudted for 2012)
	For the Three Months Ended December 31		For the Twelve Months ended December 31
	2012	2011	2012	2011
Interest income:
Loans, including fees	$5,299,343	$5,990,191	$22,063,567	$24,828,298
Securities - taxable	371,045	547,198	1,837,958	2,295,838
Securities - tax exempt	561,244	490,300	2,027,131	1,730,535
Other interest income	9,026	13,436	45,559	39,041
Total interest income	6,240,658	7,041,125	25,974,215	28,893,712
Interest expense:
Deposits	640,929	1,076,737	3,157,522	5,090,715
Fed Funds Purchased	131	26	388	638
FHLB advances	43,602	45,501	160,836	230,713
Trust preferred securities	84,466	211,745	451,265	816,852
Total interest expense	769,128	1,334,009	3,770,011	6,138,918

Net interest income	5,471,530	5,707,116	22,204,204	22,754,794
Provision for loan losses	200,000	975,000	2,493,000	4,220,000

Net interest income after provision for loan losses	5,271,530	4,732,116	19,711,204	18,534,794

Noninterest income:
Trust and brokerage fees	961,721	1,048,264	3,828,291	3,553,965
Service charges	261,658	278,968	1,090,028	1,092,260
Mortgage banking income	396,346	227,937	1,478,486	1,026,711
Gain/(Loss) on sale of securities	73,289	-	149,098	776,753
Net debit card interchange income	161,631	158,469	725,564	612,143
Bank owned life insurance income	146,353	147,028	587,925	568,070
Impairment on AFS securities	-	-	(688)	(149,045)
Other fees	169,338	198,749	655,210	670,294
Total noninterest income	2,170,336	2,059,415	8,513,914	8,151,151

Noninterest expense:
Salaries and benefits	2,827,700	3,145,882	11,342,508	11,185,034
Occupancy and equipment	707,018	677,006	2,598,996	2,494,913
Marketing	176,386	100,095	483,573	431,833
Data processing	452,775	322,892	1,444,309	1,335,034
Loan and professional costs	478,396	370,687	1,497,000	1,612,321
Office supplies and postage	42,200	58,264	202,565	228,281
Courier service	56,505	58,061	232,179	224,987
Business Development	191,817	138,379	522,964	464,807
Communication Expense	49,666	49,131	217,901	192,520
FDIC Insurance Premiums	143,061	249,209	664,770	1,367,622
OREO Expenses	192,168	419,370	641,190	1,057,503
Other expense	257,489	236,616	1,020,558	1,023,585
Total noninterest expense	5,575,181	5,825,592	20,868,513	21,618,440

Income/(loss) before income taxes/(benefit)	1,866,685	965,939	7,356,605	5,067,505
Income taxes expense/(benefit)	137,869	(2,456,540)	1,612,439	(1,552,031)

Net income/(loss)	$1,728,816	$3,422,479	$5,744,166	$6,619,536
Less: Preferred Stock Dividends	-	-	-	-
Net income/(loss) available to common shareholders	$1,728,816	$3,422,479	$5,744,166	$6,619,536

Basic earnings/(loss) per common share	$0.36	$0.71	$1.18	$1.37
Diluted earnings/(loss) per common share	$0.36	$0.71	$1.18	$1.36
Average common shares outstanding	4,855,557	4,853,645	4,859,155	4,824,514
Average common shares and dilutive potential common shares outstanding	4,855,557	4,853,645	4,859,155	4,853,015

Total Shares outstanding at end of period	4,735,144	4,853,136	4,735,144	4,853,136
Dividends declared per common share	$0.555	$-	$0.610	$-

Tower Financial Corporation
Consolidated Financial Highlights
(unaudited)

	Quarterly								Year-To-Date
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
($ in thousands except for share data)	2012	2012	2012	2012	2011	2011	2011	2011	2012	2011

EARNINGS
Net interest income	$5,472	5,615	5,706	5,412	5,707	5,684	5,721	5,643	22,205	22,755
Provision for loan loss	$200	618	925	750	975	900	1,125	1,220	2,493	4,220
NonInterest income	$2,170	2,202	2,126	2,016	2,059	2,372	2,072	1,647	8,514	8,150
NonInterest expense	$5,575	5,019	5,025	5,249	5,826	5,408	5,292	5,093	20,868	21,619
Net income/(loss)	$1,729	1,563	1,365	1,088	3,422	1,325	1,090	783	5,745	6,620
Basic earnings per share	$0.36	0.32	0.28	0.22	0.71	0.27	0.23	0.16	1.18	1.37
Diluted earnings per share	$0.36	0.32	0.28	0.22	0.71	0.27	0.22	0.16	1.18	1.36
Average shares outstanding	4,855,557	4,874,660	4,853,136	4,853,136	4,853,645	4,852,761	4,835,510	4,754,892	4,859,155	4,824,514
Average diluted shares outstanding	4,855,557	4,874,660	4,853,136	4,853,136	4,853,645	4,852,761	4,853,035	4,852,759	4,859,155	4,853,015

PERFORMANCE RATIOS
Return on average assets *	1.01%	0.96%	0.84%	0.65%	2.02%	0.80%	0.66%	0.48%	0.87%	1.00%
Return on average common equity *	10.24%	9.43%	8.53%	6.92%	23.22%	9.24%	7.92%	5.92%	8.80%	11.81%
Net interest margin (fully-tax equivalent) *	3.65%	3.87%	3.98%	3.76%	3.90%	3.80%	3.83%	3.83%	3.81%	3.84%
Efficiency ratio	72.95%	64.21%	64.16%	70.67%	75.02%	67.13%	67.91%	69.85%	67.93%	69.95%
Full-time equivalent employees	155.25	154.50	157.00	158.00	151.00	158.50	157.00	150.75	155.25	150.75

CAPITAL
Equity to assets	9.32%	10.34%	9.97%	9.76%	8.86%	8.80%	8.47%	8.19%	9.32%	8.86%
Regulatory leverage ratio	11.18%	12.00%	11.71%	11.13%	10.97%	11.09%	10.82%	10.59%	11.18%	10.97%
Tier 1 capital ratio	14.65%	15.20%	14.87%	14.74%	13.91%	14.02%	13.66%	13.27%	14.65%	13.91%
Total risk-based capital ratio	15.90%	16.46%	16.13%	15.99%	15.16%	15.28%	14.92%	14.53%	15.90%	15.16%
Book value per share	$13.46	13.77	13.38	13.06	12.79	11.97	11.54	11.11	13.46	12.79
Cash dividend per share	$0.555	0.055	0.000	0.000	0.000	0.000	0.000	0.000	0.610	0.000

ASSET QUALITY
Net charge-offs	$451	1,111	1,001	1,050	1,632	2,852	1,015	1,802	3,613	7,301
Net charge-offs to average loans *	0.39%	0.95%	0.86%	0.91%	1.38%	2.34%	0.84%	1.49%	0.78%	1.51%
Allowance for loan losses	$8,289	8,539	9,032	9,108	9,408	10,065	12,017	11,908	8,289	9,408
Allowance for loan losses to total loans	1.84%	1.86%	1.95%	1.99%	2.03%	2.14%	2.46%	2.43%	1.84%	2.03%
Other real estate owned (OREO)	$1,908	2,245	2,562	2,878	3,129	3,827	3,729	4,741	1,908	3,129
Non-accrual Loans	$14,968	12,083	13,275	14,375	8,682	9,913	9,663	12,738	14,968	3,129
90+ Day delinquencies	$110	913	472	902	2,007	1,028	2,123	2,873	110	8,682
Restructured Loans	$4,683	4,242	3,692	1,802	1,805	1,810	1,822	2,120	4,683	1,805
Total Nonperforming Loans	16,723	14,553	14,107	15,277	12,494	12,751	13,608	17,731	16,723	12,494
Impaired Securities (Market Value)	0	317	307	314	331	332	386	402	0	331
Other Impaired Assets (Dougherty)	130	130	-	-	-	-	-	-	130	0
Total Nonperforming Assets	18,761	17,245	16,976	18,469	15,954	16,910	17,723	22,874	18,761	15,954
NPLs to Total loans	3.71%	3.18%	3.04%	3.34%	2.70%	2.71%	2.78%	3.62%	3.71%	2.70%
NPAs (w/o 90+) to Total assets	2.73%	2.51%	2.53%	2.71%	1.99%	2.41%	2.36%	3.01%	2.73%	1.99%
NPAs+90 to Total assets	2.74%	2.66%	2.61%	2.84%	2.28%	2.56%	2.68%	3.44%	2.74%	2.28%

END OF PERIOD BALANCES
Total assets	$683,973	649,466	651,239	649,343	700,681	659,725	661,015	664,117	683,973	700,681
Total earning assets	$636,935	607,484	601,014	601,190	606,888	602,291	621,981	621,273	636,935	606,438
Total loans	$450,466	457,865	463,833	457,260	462,561	470,877	488,694	489,250	450,466	462,561
Total deposits	$561,007	530,278	551,486	552,191	602,037	565,937	547,896	575,525	561,007	602,037
Stockholders' equity	$63,746	67,140	64,934	63,374	62,097	58,071	56,015	54,413	63,746	62,097

AVERAGE BALANCES
Total assets	$678,885	647,999	650,713	671,686	671,384	656,408	660,860	664,564	662,321	663,304
Total earning assets	$628,333	603,004	603,119	605,429	606,775	616,024	620,723	618,266	609,971	615,447
Total loans	$454,925	464,046	464,802	462,661	467,932	483,442	486,360	489,999	461,609	481,933
Total deposits	$565,105	544,142	550,441	572,134	576,898	559,615	558,198	577,654	557,956	568,091
Stockholders' equity	$67,168	65,927	64,180	63,021	58,468	56,914	55,213	53,662	65,074	56,064

* annualized for quarterly data